Exhibit 10.8

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

MASTER SPONSORED RESEARCH AGREEMENT

By and between

MEMORIAL SLOAN-KETTERING CANCER CENTER

And

Sponsor

This Agreement (“Agreement”), effective as of the date of November 21, 2013 (“Effective Date”), is between Memorial Sloan-Kettering Cancer Center, a New York not-for-profit corporation with a principal office at 1275 York Avenue, New York, NY 10065 (“MSKCC”) and Juno Therapeutics, Inc., a Delaware corporation with a principal office at 8725 W. Higgins Road, Suite 290, Chicago, IL 60631 (“Sponsor”). MSKCC and Sponsor will be individually a “Party” and collectively, the “Parties.”

WHEREAS, MSKCC is a premier cancer center committed to exceptional patient care, leading edge research, and superb educational programs

WHEREAS, Sponsor is a biotechnology company organized with the cooperation and participation of MSKCC for the purpose of developing curative therapies for a broad range of human cancers. The focus of Sponsor’s current efforts is on the development of therapies using cellular immunotherapy to treat different forms of human cancer.

WHEREAS, MSKCC and Sponsor desire to undertake and support a research program consisting of various research projects (each a “Project”) relating to [***]

NOW THEREFORE, in consideration of the foregoing recitals, the mutual agreements and promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	RESEARCH

1.1	Statement of Work. Each research project subject to the Agreement will be specified in a written Statement of Work (“SOW”), that shall be attached hereto and incorporated by reference into Appendix A. Each such SOW must be approved in writing by MSKCC and Sponsor before becoming effective. Each party shall consider any SOW proposal made by the other party promptly and in good faith. It is the expectation of the parties that SOWs shall be agreed by the parties that will utilize the full amount of Sponsor Funds available under this Agreement. Each party shall not unreasonably delay or withhold approval of an SOW.

Each SOW will, at a minimum, describe for the applicable Project: (i) the research to be performed, including the tasks to be performed by each party; (ii) specific Project objectives, milestones, deliverables and timelines for achievement of the objectives and milestones; (iii) the staffing and other resources that will be utilized for such Project, the source of such resources and associated costs; (iv) a detailed budget for all activities to be conducted, including without limitation third party expenses, if any (the “Project Budget”); (v) the identity of the MSKCC faculty member who will direct the applicable Project (“Principal Investigator”); (vi) intellectual property, if any, that will be licensed to either party for the conduct of the activities relating to such Project, and any terms associated with such use; (vii) and treatment of intellectual property rights made or otherwise generated in connection with such Project if different than described in this Agreement; and (viii) any other terms specifically relevant to such Project. Unless otherwise agreed by the parties, each Project SOW will be in substantially the form attached as Exhibit 1 to this Agreement.

1.2	Change of Principal Investigator. Should the Principal Investigator for any Project become unable to continue supervising such Project, MSKCC will so inform the Sponsor and the Parties will attempt to identify a replacement reasonably acceptable to both. If the Parties are unable to reach agreement, either Party may terminate such Project pursuant to Section 8.2 of this Agreement.

1.3	Funding. Funding provided by Sponsor will be allocated in a manner consistent with the Project Budget, and the SOWs. Once approved by the parties, the Project Budget for each SOW shall be include in and incorporated herein by reference into the Project SOW.

1.4	Sponsor Representative. The primary contact at Sponsor for communications in connection with the conduct of each Project will be provided by Sponsor to MSKCC (“Sponsor Representative”).

1.5	Records. MSKCC shall maintain records that reasonably reflect all work done and results achieved in the performance of the Project, including laboratory records sufficient to describe and characterize the specific inventions and other intellectual property and materials within the Project Intellectual Property. Upon request during the term of this Agreement and for [***] thereafter, MSKCC shall provide to Sponsor reasonable access to such records during ordinary business hours.

1.6	Reports. At least [***], on behalf of MSKCC, the Principal Investigator of each Project will provide to Sponsor with a written report detailing MSKCC activities relating to that Project. Upon the termination or completion of each project, , the Principal Investigator for such Project shall provide to Sponsor a final written report, reasonably acceptable to Sponsor, within [***] days of the termination of the applicable SOW.

1.7	Equipment and Property. Unless otherwise explicitly provided in the Statement of Work, title to and ownership of all equipment and property provided to or purchased by MSKCC under the Agreement will be in and remain with MSKCC even after completion or termination of the Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.8	Site Visitations. During performance of the Project(s) and upon reasonable notice, Sponsor representatives may visit MSKCC to meet with personnel engaged in the Project(s) to discuss the planning and progress of the Project(s).

1.9	Sponsor Staff. Sponsor Staff may participate directly in the conduct of activities at MSKCC in the Project only if such participation is explicitly provided for in the applicable SOW. In the event that Sponsor personnel, employees, or agents (“Sponsor Staff”) participate in any work related to the Project, they will at all times be under the Sponsor’s direction and control and will not be deemed employees of MSKCC for any purpose whatsoever. Any participation by Sponsor Staff and/or their presence in research facilities of MSKCC will be permitted only at times and locations approved in writing by the Principal Investigator, and such approval may be revoked at any time. Further, Sponsor Staff may use, or be provided access to, a research facility of MSKCC only if Principal Investigator or his designee is present and only if use of, or access to, the facility does not conflict with use or access required by students or MSKCC personnel (who will always have first priority of use or access). Sponsor will ensure that Sponsor Staff are covered by worker’s compensation and unemployment insurance and will discharge all other obligations of an employer. No Sponsor Staff will have any supervisory right or authority over any employee, agent or student of MSKCC. Any key(s) or access device(s) issued by MSKCC to one or more members of Sponsor Staff will be returned upon the earlier of termination or expiration of (i) this Agreement or (ii) approved use of, or access to, facilities of MSKCC by such member(s) of Sponsor Staff.

1.10	MSKCC Resources. MSKCC may grant access to, or provide, facilities, equipment and/or material (collectively “MSKCC Resources”) for performance of each Project in accordance with the applicable SOW. Use of any MSKCC Resources by Sponsor Staff will be [***]. Sponsor understands and agrees that MSKCC Resources may only be used with the prior written approval of the applicable Principal Investigator and by individuals approved in advance by the Principal Investigator, which may be granted or withheld at his or her sole discretion, and which may require documentation of appropriate training in laboratory procedures and equipment operation. In all instances, Sponsor Staff will comply with all MSKCC safety regulations and regulatory requirements governing laboratory use and waste removal. It is specifically agreed that there will be no use of radioactive materials by Sponsor Staff. Restricted materials may be used only with the express written agreement of the Principal Investigator and only under conditions that fully comply with MSKCC regulations and licenses, including full disclosure of any intended use to MSKCC’s Laboratory Safety officials. MSKCC will not be liable for [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.11	Sponsor Resources. In the event the Project, or Sponsor in performance of the Project, requires use of resources to be provided by Sponsor, such as materials, devices, equipment, samples, software, intellectual property, or documentation (“Sponsor Resources”), all Sponsor Resources will be used, stored and maintained solely with the express written permission of the applicable Principal Investigator and at [***]. Notwithstanding the foregoing, (i) any Sponsor Resource that constitutes Confidential Knowledge will be used only for the conduct of the specified Project and protected from disclosure by MSKCC in accordance with Section 4 below, and (ii) any Sponsor Resource that is the subject of a separate agreement between the parties governing use, storage, or maintenance of the Sponsor Resource by, or at, MSKCC will be subject to such other agreement. No Sponsor Resources may be brought into MSKCC except as provided in SOW.

1.12	Remedy. Except in the case of improper expenditure of Sponsor funding by MSKCC or a breach of MSKCC of Sections 1.5 or 1.6, the sole and exclusive remedies for breach by MSKCC of any obligation under Section 1 will be [***]

2.	COMPENSATION

2.1	Funding of Projects.

2.1.1	Projects will be funded by Sponsor or through other funding mechanisms that are mutually agreeable to the parties, in each case as provided in the applicable SOW. The parties will also agree on appropriate facilities and staffing for each Project and such other resources as may be needed to carry out each Project. No funds from any corporate or commercial entity other than Sponsor will be used to fund any Project(s) without the prior written consent of Sponsor.

2.1.2	Subject to the terms of this Agreement and individual Project SOWs agreed by the parties, Sponsor agrees to provide MSKCC an aggregate of at least six-hundred and fifty thousand dollars ($650,000) of funding for Projects during each of the first two (2) years of this Agreement and at least three (3) additional years of funding from Sponsor of at least three hundred thousand dollars ($300,000) per year (“Sponsor Funds”).

2.1.3	Sponsor Funds will be used to support research projects to be carried out at MSKCC and under the supervision of MSKCC Principal Investigators. Funding for each Project shall be as provided in the applicable Project Budget, in accordance with the schedule set forth in the applicable SOW.

2.1.4	It is agreed to and understood by the parties that the aggregate amount of the Sponsor Funds is an estimate of the cost of research to be conducted by MSKCC hereunder, but that Sponsor shall not be liable for any payments or costs in excess of the Sponsor Funds, unless Sponsor expressly agrees in writing to provide additional funds. Funding for any work to be performed in connection with the Project that would require payments by Sponsor in excess of those described in Section 2.1.2 above, must be agreed to by Sponsor and MSKCC in writing prior to the initiation of any such work.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.1.5	In the event that for any Project (i) costs incurred for the applicable Project will exceed by [***] or more the budgeted costs provided in the SOW, or (ii) the Project fails to timely achieve one or more objectives set forth for the applicable SOW, or (iii) is materially delayed, then Sponsor may terminate the applicable Project with ninety (90) days’ notice.

2.2	Budget; Payments. The funding of the Project will be in accordance with the applicable Project Budget. Sponsor will make payments to MSKCC, referencing the Principal Investigator. Checks will be made payable to Sloan Kettering Institute for Cancer Research, and will have: a) a note on the check stub or on its transmittal letter that the payment relates to the Agreement SK2012-Sponsor; and 2) the invoice number. Payments will be sent to the following address (or other address, or direct wire transfer, as may be agreed to by the Parties):

Memorial Sloan-Kettering Cancer Center

P.O. Box 29035

New York, N.Y. 10087

Should Sponsor fail to pay MSKCC monies due and payable hereunder for more than thirty (30) days, MSKCC will have the right to terminate this Agreement on thirty (30) days written notice, unless Sponsor pays MSKCC within the thirty (30) day period all such payments due. Upon the expiration of the thirty (30) day period, if Sponsor still has not made such overdue payment, the rights and privileges granted under this Agreement will terminate.

2.3	Late Payments. Payments made after the due date will accrue interest beginning the [***] day following the due date, calculated at the annual rate of the sum of: a) [***] percent ([***]%); plus b) the prime interest rate quoted by the Wall Street Journal on the date said payment is due.

2.4	Modifications; Re-budgeting. If, at any time, a Party has reason to believe that the cost of the Project will exceed the amount set forth in the applicable Project Budget, such Party will notify the other party, providing a proposed revised budget for completion of the Project.

2.5	Financial Records. MSKCC shall keep complete and accurate records pertaining to Sponsor Funds received by it in sufficient detail to permit Sponsor to confirm the expenditures of any and all such funds in accordance with the SOWs, and shall [***] on [***] provide a written report to Sponsor detailing expenditures in the prior [***] period. MSKCC shall maintain its financial records for no less than [***] after the time period(s) to which such records relate. At the request of Sponsor, MSKCC and Sponsor shall review in good faith any expenditures of Sponsor funds to verify that such funds were expended in accordance with the applicable SOW budget.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.	ANIMAL STUDIES

3.1	Should warm-blooded animals be used in this Project, MSKCC will comply with the applicable portions of the Animal Welfare Act (P.L. 99-158) and will follow the guidelines prescribed in the Public Health Services Policy on Humane Care and Use of Laboratory Animals.

3.2	[***]

4.	CONFIDENTIALITY

4.1	Confidential Information.

4.1.1	“Confidential Information” means any information provided by one party to this Agreement (“Disclosing Party”) to another party to this Agreement (“Receiving Party”) which is designated as confidential, or any information acquired by observation or otherwise by the Receiving Party which the Receiving Party has reason to believe is treated as confidential by the Disclosing Party. Unless otherwise stated in this Agreement or agreed by the parties, Confidential Information will be deemed owned by the Disclosing Party.

4.1.2	Confidential Information does not include and the restrictions on use and disclosure of Confidential Information in this Agreement do not apply to information which at the time of its receipt (i) is or later becomes available to the public through no fault of or breach of this Agreement by the Receiving Party; (ii) is independently known by the Receiving Party prior to its receipt from the Disclosing Party as shown by the written records of the Receiving Party; (iii) is obtained without an obligation of confidentiality from a third party who had the legal right to disclose the information to the Receiving Party; or (iv) is independently created or compiled by the Receiving Party without use of or reference to Confidential Information of the Disclosing Party as shown by the written records of the Receiving Party.

4.2	Restrictions on Use and Disclosure of Confidential Information. Each party agrees that it will not make use of, disseminate, disclose or in any way circulate any Confidential Information of the other party, which is supplied to or obtained by it in writing, orally or by observation except as expressly permitted by this Agreement or the Disclosing Party. Confidential Information may be disclosed by the Receiving Party to its own employees or professional staff or those of its affiliates that require access to such Confidential Information for purposes of performing under this Agreement including any SOW, For avoidance of doubt, Sponsor shall have the right, without charge except as expressly agreed by the parties in writing, to access, use and reference all data owned by MSKCC that was generated in the conduct of the Projects and to authorize its Affiliates and Sublicensees to do the same in connection with the development and commercialization of [***]; provided, Sponsor shall do so without jeopardizing the ability of MSKCC to publish its results or the intellectual property rights of MSKCC licensed to Sponsor hereunder.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3	Standard of Care. Each party agrees to use reasonable care to prevent improper disclosure of the other party’s Confidential Information and to ensure that Confidential Information is treated in the manner required by this Agreement.

4.4	Disclosure Required by Law. If the Receiving Party is required by law to disclose Confidential Information owned or disclosed to it by the Disclosing Party including by discovery, subpoena or other legal or administrative process, the Receiving Party agrees to provide the Disclosing Party prompt notice of the required disclosure to permit the Disclosing Party, at its option and expense, to seek an appropriate protective order or waive the requirements of this Agreement. If no protective order or waiver is obtained, such disclosure may be made but only to the extent legally required. The Receiving Party will not oppose any action by the Disclosing Party to obtain an appropriate protective order or other assurance that Confidential Information which must be disclosed will be accorded confidential treatment.

4.5	Exchange of Confidential Information. Confidential Information exchanged by the parties under this Agreement or any SOW shall not constitute invalidating prior art with respect to any U.S. patent or U.S. patent application of a party in respect of an invention made as a result of activities undertaken within the scope of this Agreement or any SOW.

4.6	Survival of Obligations. Unless otherwise agreed by the parties, for any given Confidential Information the obligations under Section 8 will remain in effect for a period of [***] years from the completion or termination date of the particular Project to which the Confidential Information at issue relates or from which it was generated or as may otherwise be required under applicable laws and regulations.

5.	INVENTIONS AND PATENT RIGHTS

5.1	Definitions.

5.1.1	“Invention” means any invention or discovery which is conceived and reduced to practice during the performance of the Project, which is or may be patentable or otherwise protectable under Title 35 of the United States Code.

5.1.2	“MSKCC Background Intellectual Property” means all copyrights, trademarks, discoveries, patents, know-how and Inventions conceived or reduced to practice by MSKCC prior to the Effective Date of this Agreement, or which are in the possession of MSKCC prior to the Effective Date of this Agreement or which are developed independently of this Agreement by MSKCC, whether or not patentable, patented or the subject of a pending application for patent in the United States of America or any foreign country, including, but not limited to, any art, method, process, or procedure, machine, manufacture, design, composition of matter, or any new and useful improvement of any of the foregoing. MSKCC will retain the entire right, title and interest in and to MSKCC Background Intellectual Property under this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.1.3	“Sponsor Background Intellectual Property” means all copyrights, trademarks, discoveries, patents, know-how and Inventions conceived or reduced to practice by Sponsor prior to the Effective Date of this Agreement, or which are in the possession of the Sponsor prior to the date of the Agreement or which are developed independently of this Agreement by Sponsor, whether or not patentable, patented or the subject of a pending application for patent in the United States of America or any foreign country, including, but not limited to, any art, method, process or procedure, machine, manufacture, design, composition of matter, or any new and useful improvement of any of the foregoing. The Sponsor will retain the entire right, title and interest in and to Sponsor Background Intellectual Property under this Agreement.

5.1.4	“Program Intellectual Property” means any and all Inventions, improvements, know-how, methods or discoveries and all works of authorship or software but (excluding articles, dissertations, theses, books and other scholarly works) which are conceived, reduced to practice, developed or created in connection with or in performance of a Project by employees or agents of one or both of the parties or otherwise on behalf of a party.

5.2	Inventorship.

5.2.1	Ownership of all Program Intellectual Property will follow inventorship as determined under applicable law, subject to any assignment of rights by an inventor to his or her employer or pursuant to written contract. Ownership of all works of authorship and software constituting Program Intellectual Property will follow authorship as determined under applicable law subject to the “work for hire” doctrine and any assignment of rights by an author to his or her employer or pursuant to written contract. Ownership of all other intellectual property (e.g., know-how) will be determined under applicable law, subject to any assignment of rights to his or her employer or pursuant to written contract. Each party, represents, warrants and agrees that unless otherwise agreed in writing by the other party, it will not allow any officer, director, employee, consultant, member of its faculty or scientific staff, student, consultant, contractor, scientific advisory board member, or other person to work on a Project on its behalf unless such person has agreed to assign to that party any inventions, discoveries, or other intellectual property that such person may generate in connection with such work.

5.2.2	Inventions conceived and reduced to practice before, during and after the performance of the Project solely by MSKCC employees will be owned by MSKCC (hereinafter “MSKCC Inventions”).

5.2.3	Inventions conceived and reduced to practice during the performance of the Project solely by MSKCC employees will be owned by MSKCC (hereinafter “Project Inventions”).

5.2.4	Inventions conceived and reduced to practice during the performance of the Project solely by Sponsor employees will be owned by Sponsor (hereinafter “Sponsor Inventions”).

5.2.5	Inventions conceived and reduced to practice jointly by MSKCC and Sponsor (hereinafter “Joint Inventions”) will be owned jointly by MSKCC and Sponsor.

5.3	Filing of Patent and other Applications for Intellectual Property Protection.

5.3.1	Each party will notify the other party of any Program Intellectual Property of which it becomes aware. Such notices shall be provided at least every [***] and shall identify and describe any Program Intellectual Property made or otherwise developed in the preceding [***], with the first such disclosure on or before [***]. Disclosures by MSKCC shall via made by Principal Investigator(s) to the MSKCC Office of Technology Development (“OTD”) in accordance with MSKCC policies and practices, thereby creating a “MSKCC Disclosure.” A copy of each MSKCC Disclosure will be sent to the Sponsor and Principal Investigator by OTD promptly following upon its completion.

5.3.2	With respect to any Program Intellectual Property solely owned by MSKCC and to MSKCC’s interest in any jointly owned Program Intellectual Property, Sponsor will have [***] days from the date it is notified by MSKCC of the MSKCC Disclosure, and provided a copy of such MSKCC Disclosure, for any such Program Intellectual Property to request that a patent application or application for other intellectual property protection be prepared and filed for such MSKCC Disclosure. If Sponsor does make such request within such time period, MSKCC may publish such results and may prepare, file, and prosecute each such domestic and foreign application in MSKCC’s name or, if MSKCC elects not to proceed with the application, Sponsor may elect to do so in MSKCC’s name. Sponsor will pay for [***] incurred in connection with the preparation, filing, prosecution, and maintenance of any such applications and any resulting patent or other intellectual property protection that have been disclosed by MSKCC to Sponsor pursuant to Section 5.3.1, provided, however, that if Sponsor notifies MSKCC that it has no interest in a particular Invention disclosed by MSKCC to Sponsor pursuant to Section 5.3.1, Sponsor will have no obligation to pay such costs for a patent application claiming such Invention, and will have no Option to license MSKCC’s interest in such patent application. MSKCC and Sponsor will cooperate to ensure that each application filed at Sponsor’s request will cover all items of commercial interest and importance. The party responsible for the application will be entitled to use reputable intellectual property counsel of its choice, reasonably acceptable to the other party. The party conducting such activities shall keep the other party fully informed as to the status of such patent matters. While the party responsible for preparation and filing of the application will have sole discretion with respect to decisions regarding the scope and content of that application and the prosecution thereof, the other party will be given a reasonable opportunity to review and provide comments concerning the application, will be kept advised of material developments with respect to the application, and will be supplied with copies of all documents received and filed in connection with the prosecution of such application in sufficient time to comment. Comments by the other party will be given good faith consideration by the party responsible for the application.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3.3	With respect to any jointly owned Program Intellectual Property, the parties will cooperate to decide which party shall file, prosecute and maintain patent applications covering such inventions, and the countries in which such filings shall be made. The party conducting such activities shall keep the other party fully informed as to the status of such patent matters. While the party responsible for preparation and filing of the application will have sole discretion with respect to decisions regarding the scope and content of that application and the prosecution thereof, the other party will be given a reasonable opportunity to review and provide comments concerning the application, will be kept advised of material developments with respect to the application, and will be supplied with copies of all documents received and filed in connection with the prosecution of such application in sufficient time to comment. Comments by the other party will be given good faith consideration by the party responsible for the application. The parties will [***] all expenses and fees associated with the filing, prosecution, issuance and maintenance of any jointly owned patent application and resulting patents within the Program Intellectual Property.

5.3.4	Disputes concerning ownership of any patent or other intellectual property application, and filing and prosecution decisions, will be subject to final resolution pursuant to Section 14.1.2.

5.4	No Transfer. The Parties agree that neither Party transfers to the other any right to any MSKCC or Sponsor Background Intellectual Property, or other proprietary right owned as of the Effective Date or arising out of the Projects, unless explicitly set forth in this Agreement.

5.5	Limited Research License. Sponsor hereby grants MSKCC a non-exclusive, non-transferable, non-sublicenseable, royalty-free license to use Sponsor Background Intellectual Property and Sponsor’s interest in the Program Intellectual Property solely to the extent necessary for MSKCC’s performance of its obligations under this Agreement to conduct the Project(s).

5.6	CREATE. The parties intend for the Project to qualify for the benefits of the Cooperative Research and Technology Enhancement Act (35 U.S.C. § 103) (the “CREATE Act”). Accordingly, each party agrees to use reasonable efforts to do, and cause its employees to do, all lawful acts that may be or become necessary to evidence, maintain, record and perfect rights of the parties provided by the CREATE Act.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.	PUBLICATION AND PUBLICITY

6.1	Publication.

6.1.1	Notice and Review. MSKCC reserves the right to publish the scientific findings from research conducted in connection with the Projects. To allow Sponsor to determine if any proposed publication (e.g., manuscript, abstract or other public disclosure) contains Confidential Information of Sponsor or its Affiliates or Sublicensees, MSKCC will submit the abstract or manuscript to Sponsor at least [***] calendar days before public disclosure thereof, and Sponsor shall have the right to review and comment upon the proposed public disclosure in order to protect such Confidential Information and the patentability of any inventions disclosed therein. Upon Sponsor ‘s request, public disclosure shall be delayed up to [***] additional calendar days to enable Sponsor to secure adequate intellectual property protection of any patentable subject matter contained therein that would otherwise be affected by the publication, and to have such Confidential Information deleted from such disclosure.

6.1.2	Joint Publication. The parties acknowledge that they may wish to jointly publish the results of one or more Projects in an appropriate peer reviewed journal. In any such case, the parties agree to give appropriate recognition for all scientific or other contributions in any publication or presentation relating to any Project.

6.2	Copyrights. Title to any copyright or copyrightable material first produced or composed by MSKCC in the performance of the Projects will remain with, or be assigned to, MSKCC.

6.3	Press Releases. Until the results of a Project are published, neither party will (a) issue a press release, advertisement or printed material that references the Projector a Project or its results or (b) make any public verbal claim or statement through radio, television, or interview regarding the effectiveness of the science or the outcome of a Project, without the written consent of the other party. This does not include providing comments on the underlying science of a Project. After initial publication of the results of a Project as permitted in this Agreement for disclosure of information not previously disclosed, each party will provide a copy of any proposed press release to the other party for review at least [***] days in advance of proposed publication. Following the review of the proposed press release for the maximum period of time specified above, the submitting party will be free to publish the press release unless it receives a written objection from the other party specifying the basis for the objections.

7.	OPTION

7.1

Grant. MSKCC hereby grants to Sponsor the following options, exercisable during the term of this Agreement: (i) an exclusive option to acquire from MSKCC an exclusive, worldwide, royalty-bearing license, with the right to grant sublicenses through multiple tiers, under MSKCC’s interest in all Program Intellectual Property

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(other than improvements to intellectual property licensed by Sponsor to MSKCC for the conduct of one or more Projects), and (ii) an exclusive option to acquire from MSKCC an exclusive, worldwide, royalty-free license, with the right to grant sublicenses through multiple tiers, under MSKCC’s interest in any and all Program Intellectual Property that is/are an improvement to any intellectual property licensed by Sponsor to MSKCC for the conduct of one or more Projects (“Options”).

7.2	Option Exercise; Terms. Sponsor may exercise its Options by giving MSKCC written notice of exercise of the Option describing the Program Intellectual Property that it wishes to license. In such case, subject to Section 7.1.3, the parties shall negotiate in good faith with respect to a license agreement for such intellectual property, with the terms of such license being commercially reasonable and competitive as of the date such license is entered into. In the event the parties are unable to agree on such terms within ninety (90) days, MSKCC and Sponsor shall appoint a neutral, independent expert with extensive expertise in the licensing of pharmaceutical technology and products to act as an expert (not as an arbitrator) (the “Expert”), at the expense of each of each of MSKCC and Sponsor in equal proportions, to make its independent determination of the commercially reasonable terms for such a license to the applicable intellectual property (the “Expert’s Determination”). For clarity, Section 7.3 shall apply as to the financial terms of any such license and the Expert’s Determination shall relate to non-financial terms. In any such determination the Expert shall take into account, inter alia, (i) any joint ownership interest that Sponsor may have in such intellectual property, and (ii) the ability (or inability, as the case may be) for such intellectual property to be practiced without a license to any other intellectual property that is licensed to Sponsor by MSKCC. If MSKCC and Sponsor are unable to agree on an expert within [***] calendar days, each of the MSKCC and Sponsor will each designate a neutral, independent individual with the qualifications above, and those individuals will select a third neutral independent individual with the qualifications above to act as the Expert. Each of the parties shall provide the Expert with a written proposal detailing their respective proposed terms, and make available to such Expert on a confidential basis such books, accounts, records and forecasts as the Expert may reasonably request, including terms of other licenses entered into by each of the parties that may be useful in determining the commercially reasonable terms of licensing. The Expert shall select the proposal of one of the parties as his or her Expert’s Determination, without varying any of the terms thereof. The Expert’s Determination shall be final and binding on the parties, and shall constitute the key terms of the license.

7.3	Exclusive License Terms. If the Exclusive License Agreement is in effect between the parties, any Program Intellectual Property that is licensed by Sponsor pursuant to its exercise of the Option shall be included in “Licensed Rights” as defined in the License Agreement, and the rights and obligations (including royalty obligations) between the parties regarding such optioned Program Intellectual Property shall be governed by the License Agreement with no additional royalties due under this Agreement. However, the terms of subsections 7.1 and 7.2 above shall still govern any exercise of the Option by Sponsor, including for example with respect to reaching agreement as to terms other than royalties such as diligence obligations.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.4	Termination of Certain Rights of Sponsor. If Sponsor does not request that MSKCC file a patent application for any Program Intellectual Property within the [***] day period following notice to Sponsor of such Invention provided for in Section 7.2, or does not provide financial support with respect to the preparation, filing, prosecution or maintenance of any patent or patent application as required by this Agreement, the Option will expire with respect to that patent application or patent and MSKCC, at its sole expense, may prepare and file or continue prosecution or maintenance of that patent or patent application.

8.	TERM AND TERMINATION

8.1	Term. This Agreement commences on the Effective Date and continues until the SOW is completed (“Term”). Sponsor and MSKCC will have the option to extend this agreement for a specified period of time, either with or without further compensation, by the mutual written consent of duly authorized representatives of MSKCC and Sponsor.

8.2	Termination. The Agreement will terminate upon completion of all Project(s). Individual Projects may be terminated with the agreement of the parties or pursuant to Section 2.1.5.

8.3	Termination for Breach. This Agreement may be terminated by either Party when the other Party materially breaches its obligations hereunder and fails to cure such breach within ninety (90) days of receipt of the non-breaching Party’s notice of such breach.

8.4	Remedies. Expiration or termination of this Agreement for any reason shall not expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination. Any failure to termination the Agreement for any breach will not constitute a waiver by the aggrieved Party of its rights to cancel the Agreement for any other breach whether of similar or dissimilar nature. Except in the case of an intentional material breach, MSKCC’s liability will be limited to the amount of actual direct damages or the amount the Sponsor paid to MSKCC under Section 2, whichever is less. If the event of any termination of this Agreement, any Sponsor payments made to MSKCC that have not been expended on or irrevocably committed to be paid to third parties in accordance with a SOW as of the termination of the Agreement shall be repaid to Sponsor within [***] days of any such termination, unless otherwise agreed in writing by the parties.

8.5	Survival. In the event of termination of the Agreement, the provisions of Sections 4, 5, 6, 8, 9, 10, 11 and 14 will remain in effect, as well as any other provisions of the Agreement, as are necessary to effect the purposes of the Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.	INDEMNIFICATION

9.1	Indemnification by Sponsor. Sponsor will indemnify, defend, and hold harmless MSKCC, and its trustees, officers, professional staff, employees, agents, successors, heirs and assigns (“MSKCC Indemnitees”) from and against:

(a) All third party claims, debts, liabilities and obligations which arise from or are alleged to arise from [***]; or [***];

(b) Any damage or deficiency resulting directly or indirectly from any [***]; and

(c) All third party other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing, including actual attorneys’ fees and other out-of-pocket expenses.

This indemnification will not apply to the extent that the claims, debts, liabilities, obligations, damages, deficiencies or expenses (collectively “Claims”) for which indemnification is sought under this Agreement are caused by the [***].

9.2	Indemnification by MSKCC. MSKCC will indemnify, defend, and hold harmless Sponsor and its directors, officers, professional staff, employees, agents, successors, heirs and assigns (“Sponsor Indemnitees”) from and against:

(a) All third party claims, debts, liabilities and obligations which arise from or are alleged to arise from the [***] with respect to any of the Projects; and

(b) All third party other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing, including actual attorneys’ fees and other out-of-pocket expenses.

This indemnification will not apply to the extent that the Claims for which indemnification is sought under this Agreement are caused by the [***] of the Sponsor Indemnitees.

9.3

Indemnification Procedures. The Indemnitees will give the party from whom indemnification is sought under this Agreement (in this capacity “Indemnitor”) reasonable notice of any Claims asserted against such Indemnitees. Failure to give such notice will not abrogate or diminish Indemnitor’s indemnity obligation if Indemnitor [***] or if such failure does not prejudice Indemnitor’s ability to defend the Claim. In any litigation, administrative proceeding, negotiation or arbitration pertaining to any Claim for which indemnification is sought under this Agreement, Indemnitor will select competent legal counsel acceptable to the Indemnitees in their reasonable discretion to represent the Indemnitees. Indemnitor will control such litigation, proceedings, negotiations and arbitration. The Indemnitees will at all times have the right to fully participate in the defense at their own expense. If Indemnitor, within a reasonable time after notice, fails to defend, the Indemnitees will have the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

right, but not the obligation, to undertake the defense of and to compromise or settle the Claim or other matter on behalf, for the account, and at the risk of Indemnitor. If the Claim is one that cannot by its nature be defended solely by Indemnitor, then the Indemnitees will make available all information and assistance Indemnitor may reasonably request at Indemnitor’s expense.

10.	DISCLAIMER OF WARRANTIES/LIABILITY LIMITATION

ANY INFORMATION, MATERIALS, SERVICES, RESOURCES, INTELLECTUAL PROPERTY OR OTHER PROPERTY OR RIGHTS GRANTED, GRANTED ACCESS TO, OR PROVIDED BY MSKCC PURSUANT TO THIS AGREEMENT OR ANY SOW (HEREINAFTER THE “DELIVERABLES”) ARE [***]. MSKCC MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, MERCHANTABILITY, EXCLUSIVITY OR RESULTS OBTAINED FROM DELIVERABLES, INCLUDING BUT NOT LIMITED TO: [***], NOR WILL MSKCC BE LIABLE TO SPONSOR FOR INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES SUCH AS LOSS OF PROFITS OR [***]. MSKCC DOES NOT MAKE ANY WARRANTY OF ANY KIND WITH RESPECT TO [***]. SPONSOR AGREES THAT IT WILL NOT MAKE ANY WARRANTY ON BEHALF OF MSKCC, EXPRESSED OR IMPLIED, TO ANY PERSON CONCERNING THE APPLICATION OF OR THE RESULTS TO BE OBTAINED WITH THE DELIVERABLES UNDER THE AGREEMENT.

11.	USE OF NAME

11.1	Neither party will use the name of the other party or the name of the other party’s divisions, affiliates, employees, products, services, trademarks or service marks for promotional purposes in printed materials without the prior written consent of the other party. Except to the extent required by law or as permitted by this Agreement, the Parties will not publically disclose any specific terms of this Agreement to any third Party or refer to any specific terms of this Agreement, without prior approval from the other Party, although the Parties will not unreasonably withhold such approval. This section will not be interpreted to prevent: (a) disclosure of basic demographic information about a Project (e.g. the name, affiliation and contact information of the participating investigator) which either party needs to disclose in the course of its routine business, including the submission of grant and contract proposals to extramural sponsors, (b) disclosure of information which must be disclosed as part of regulatory submissions or as otherwise required by applicable laws and regulations, including without limitation any filing with the U.S. Securities and Exchange Commission and/or any other government entity, or (c) the use, reference to or dissemination of reprints of scientific, medical, and other published articles relating to a Project in a manner consistent with applicable copyright law or (d) disclosures to actual or potential licensees, partners or investors in connection with efforts to develop or commercialize [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.	INSURANCE

Each party will maintain insurance in type and amount sufficient to satisfy its obligations under this Agreement.

13.	NOTICES

13.1	Any notice or communication required or permitted to be given to a Party under this Agreement will be made in writing and sent by registered or certified mail or by a nationally recognized overnight courier service. Notices under the preceding sentence will be deemed given on the date of receipt.

If to MSKCC:

Memorial Sloan-Kettering Cancer Center

Attention:   Gregory Raskin, M.D.

                                              Executive Director,

                                              Office of Technology Development

1275 York Avenue, Box 524

New York, N.Y. 10065

If to Sponsor:

Juno Therapeutics, Inc.

8725 W. Higgins Road, Suite 290

Chicago, IL 60631

Attn: Chief Executive Officer

13.2	A Party may change its contact information immediately upon written notice to the other Party given in the manner provided in Section 13.1.

14.	MISCELLANEOUS

14.1	Governing Law/Disputes.

14.1.1	The Agreement will be governed by and construed in accordance with the laws of the State of New York.

14.1.2

In the event that the Parties are unable to resolve any disagreement relating to this agreement, then either Party may initiate final, binding arbitration to resolve such dispute pursuant to this Section 14.1.2. Any such arbitration shall be conducted by and in accordance with the applicable rules of the American Arbitration Association (“AAA”) by a single independent arbitrator with significant experience in arbitrating matters related to the biopharmaceutical industry and mutually agreed to by the Parties; provided that if the Parties are unable to agree on a single arbitrator within [***] days of notice of the dispute, the arbitrator shall be appointed in accordance with the rules of the AAA. In such arbitration, the arbitrator shall select an independent technical expert with significant experience relating to the subject matter of such dispute to advise the arbitrator with respect to the subject matter of

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the dispute. The place of arbitration shall be New York, New York. The costs of such arbitration, including administrative and arbitrators’ fees, shall be [***], including experts’ and attorneys’ fees, in connection with the arbitration. The Parties shall use good faith efforts to complete arbitration under this Section 14.1.2 within [***] months following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such period. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrator shall permit such discovery as the arbitrator deems necessary to permit an equitable resolution of the dispute. The arbitrator shall not order or require discovery against either party of a type or scope that is not permitted against the other party. All arbitration proceedings shall be conducted and all evidence and communications shall be in English. No punitive damages may be granted by the arbitrator. Any decision that requires a monetary payment shall require such payment to be payable in Dollars, free of any tax or other deduction. The arbitration proceedings and the decision shall not be made public without the joint consent of the parties, and each party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other party, except to the extent (and solely to the extent) either party is required to disclose such information by applicable securities or other laws. The parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrator. Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for appropriate temporary injunctive relief pending resolution of any arbitration proceeding

14.2	Headings. The captions or headings in the Agreement do not form part of the Agreement, but are included solely for convenience.

14.3	Waiver, Amendment. No waiver, amendment or modification of the Agreement will be effective unless in writing and signed by both parties.

14.4	Assignment. Except as otherwise expressly permitted by this Agreement, neither this Agreement nor any of the parties’ rights or obligations will be assignable or delegable by that party without the prior written consent of the other party; provided, however, (a) either party may assign this Agreement without such consent to an Affiliate, or (b) Sponsor may assign this Agreement in connection with the transfer of all or substantially all of Sponsor’s assets, whether via a merger, sale, reorganization or other transaction, provided, in each case, that such party is in good standing under this Agreement at such time, and that the entity to which the Agreement is assigned agrees in writing to fulfill all of such party’s obligations under this Agreement. Except as expressly provided above, any attempted assignment or transfer without the consent of the other party will be void. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.5	Entire Agreement. The Agreement embodies the entire agreement of the parties with respect to the subject matter hereof. It supersedes all prior agreements between the parties with respect to such subject matter.

14.6	Severability. If any term or condition of the Agreement is contrary to applicable law, such term or condition will not apply and will not invalidate any other part of the Agreement. However, if its deletion materially and adversely changes the position of either of the parties, the affected Party may terminate the Agreement by giving thirty (30) days written notice.

14.7	No Agency. Neither Party is agent, servant, employee, legal representative, partner or joint venturer of the other. Nothing herein will be deemed or construed as creating a joint venture or partnership between the parties and neither Party has the power or authority to bind or commit the other.

14.8	No Third Party Beneficiaries. The Agreement does not create any rights, or rights of enforcement, in third parties.

14.9	Independent Developments. Nothing contained in this Agreement will prevent either Sponsor or MSKCC from entering into research projects with third parties which are similar to the Project herein, or from independently developing (either through third parties or through the use of its own personnel), or from acquiring from third parties, technologies or products which are similar to and competitive with Inventions resulting from the Project. Further, nothing in this Agreement will be construed to grant either Party any rights in any such independently developed technologies or products so developed or acquired as described in this section or any rights to the revenues or any portion thereof derived by the other from the use, sale, lease, license or other disposal of any such technologies or products. Furthermore, nothing herein will preclude either Party from transferring any such technologies or products to others including to users of the Intellectual Property resulting from the Project.

14.10

Export Controls. It is understood that MSKCC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Sponsor that Sponsor will not export data or commodities to certain foreign countries without prior approval of such agency. MSKCC neither represents that a license will not be required nor that, if required, it will be issued. If for any reason MSKCC requires a license from a US governmental agency to provide technical data and/or commodities to Sponsor which result from the work performed by MSKCC under this Agreement, and, if the required license should not after a reasonable effort by MSKCC be issued by the governmental agency, Sponsor will pay to MSKCC only those costs of labor and expenses associated with the performance of the Agreement to the date when MSKCC was informed that the license would not be issued and MSKCC will be released from any further performance of the Agreement.

14.11	Force Majeure. Each of the parties will be excused from performance of the Agreement only to the extent that performance is prevented by conditions beyond the reasonable control of the Party affected. The parties will, however, use their best efforts to avoid or cure such conditions. The Party claiming such conditions as an excuse for delaying performance will give prompt written notice of the conditions, and its intent to delay performance, to the other Party and will resume its performance as soon as performance is possible.

14.12	Counterparts. This Agreement may be executed by one or more counterparts by the Parties by signature of a person having authority to bind the Party, each of which when executed and delivered by facsimile, electronic transmission or by mail delivery, will be an original and all of which will constitute but one and the same Agreement.

MEMORIAL SLOAN-KETTERING CANCER CENTER		JUNO THERAPEUTICS, INC.

By:		By:
Gregory Raskin, M.D.
Executive Director,
	Office of Technology Development	Title:

Date:		Date:

1

Exhibit 1

Form of Project SOW

This SOW is entered into as of this     day of             , 20     by and between Memorial Sloan-Kettering Cancer Center (“MSKCC”) and Juno Therapeutics, Inc. (“Sponsor”).

The parties agree as follows:

1. Background and Construction. The parties have entered into this SOW effective as of             , 201     (“SOW”). This SOW is entered into under and is subject to the terms of the Agreement, which terms are hereby incorporated by reference. Unless otherwise defined in this SOW, capitalized terms will have the meanings assigned to them in the Agreement.

2. Clinical Study Description and Lead Scientific Personnel.

(a)	Name of Protocol: .

A detailed Clinical Study description and protocol is attached as Exhibit 1.

(b)	MSKCC Principal Investigator:

(c)	Sponsor Principal Investigator:

3. Funding. The funding for the Project will be provided by Sponsor [or describe other funding arrangements] as described on Exhibit 2 hereto. A detailed budget for the Project is attached as Exhibit 2. Payments to MSKCC will be made in accordance with the payment schedule described on Exhibit 2.

4. Special Terms. The special terms described on attached Exhibit 4 apply to this SOW:

MEMORIAL SLOAN-KETTERING CANCER CENTER	JUNO THERAPEUTICS, INC.

By	By

Its	Its

I, the undersigned Principal Investigator, will use reasonable efforts to uphold my obligations and responsibilities set forth in this Agreement.

Signature:

Name:

Date:

1